Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF GLOWPOINT, INC.

Glowpoint, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“DGCL”), does hereby certify:

FIRST:

The name of the Corporation is Glowpoint, Inc.

SECOND:

The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 4, 1996. The original Certificate of Incorporation was amended by the Agreement and Plan of Merger dated as November 27, 1996. The Certificate of Amendment to the Certificate of Incorporation was filed with the Secretary of State on May 18, 2000. The Amended and Restated Certificate of Incorporation was subsequently filed on May 18, 2000 (such certificate, as amended and restated, the “Certificate of Incorporation”). The Certificate of Designations, Preferences and Rights was filed with the Secretary of State on June 14, 2000. The Certificate of Amendment to the Certificate of Incorporation was filed with the Secretary of State on June 22, 2001. The Certificate of Amendment to the Certificate of Incorporation was filed with the Secretary of State on September 24, 2003. The Certificate of Designations, Preferences and Rights was filed with the Secretary of State on January 22, 2004. The Certificate of Amendment to the Certificate of Incorporation was filed with the Secretary of State on August 22, 2007. The Certificate of Designations, Preferences and Rights was filed with the Secretary of State on September 21, 2007. The Certificate of Designations, Preferences and Rights was filed with the Secretary of State on December 6, 2007. The Certificate of Designations, Preferences and Rights was filed with the Secretary of State on November 25, 2008. The Certificate of Designations, Preferences and Rights was filed with the Secretary of State on March 16, 2009. The Certificate of Amendment to the Certificate of Incorporation was filed with the Secretary of State on June 2, 2009. The Certificate of Designations, Preferences and Rights was filed with the Secretary of State on August 6, 2009. The Certificate of Designations, Preferences and Rights was filed with the Secretary of State on August 10, 2009. The Certificate of Designations, Preferences and Rights was filed with the Secretary of State on March 29, 2010. The Certificate of Designations, Preferences and Rights was filed with the Secretary of State on April 6, 2010.

THIRD:

Article FOURTH of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“FOURTH:

The total number of shares of all classes of stock that the Corporation is authorized to issue is one hundred fifty-five million (155,000,000) shares, consisting of one hundred fifty million (150,000,000) shares of Common Stock with a par value of $0.0001 per share and five million (5,000,000) shares of Preferred Stock with a par value of $0.0001 per share.

Upon the effectiveness of this Certificate of Amendment, every four (4) issued and outstanding shares of Common Stock of the Corporation shall be changed and reclassified into one (1) share of Common Stock, which shares shall be fully paid and nonassessable shares of Common Stock of the Corporation; provided, however, that in lieu of fractional interests in shares of Common Stock to which any stockholder would otherwise be entitled pursuant hereto (taking into account all shares of Common Stock owned by such stockholder), any such fractional interests in shares of Common Stock shall be paid in cash in an amount equal to such fraction multiplied by the average of the high and low trading prices of the Corporation’s Common Stock on the OTC Bulletin Board during regular trading hours for the five trading days immediately preceding the effectiveness of this Certificate of Amendment.”

FOURTH:

In accordance with Section 242 of the DGCL, the amendment set forth herein was duly adopted by the Corporation’s Board of Directors by unanimous written consent on December 17, 2010 and duly adopted by its stockholders at the Corporation’s Annual Meeting of Stockholders on June 17, 2010, which was duly called and held upon notice in accordance with Section 222 of the DGCL.

FIFTH:

This Certificate of Amendment shall be effective on January 14, 2011 at 12:01 a.m. EST.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 10th day of   January, 2011.

GLOWPOINT, INC.

By: /s/ John R. McGovern________

     John R. McGovern

     Chief Financial Officer

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